Exhibit 99.1

To the Limited Partners of

CMF Winton Master L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Winton Master L.P.

Ceres Managed Futures LLC
1585 Broadway
New York, NY 10036 855-672-4468

Report of Independent Registered Public Accounting Firm

To the Partners of CMF Winton Master L.P.,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF Winton Master L.P. (the Partnership), including the condensed schedules of investments, as of December 31, 2025 and 2024, the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2025 and 2024, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of the Partnership’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the Partnership’s auditor since 2017.

Boston, Massachusetts

March 20, 2026

CMF Winton Master L.P.

Statements of Financial Condition

December 31, 2025 and 2024

	December 31, 2025	December 31, 2024
Assets:
Equity in trading accounts:
Unrestricted cash (Note 3c)	$37,399,986	$42,427,444
Restricted cash (Note 3c)	6,682,332	7,539,494
Foreign cash (cost $1,431,550 and $997,521 at December 31, 2025 and December 31, 2024, respectively)	1,466,795	988,824
Net unrealized appreciation on open futures contracts	768,800	1,700,741
Net unrealized appreciation on open forward contracts	437,399	-

Total equity in trading accounts (1)	46,755,312	52,656,503

Total assets	$46,755,312	$52,656,503

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts (2)	$-	$62,302
Accrued expenses:
Professional fees	32,104	16,921
Redemptions payable (Note 6)	128,239	138,975

Total liabilities	160,343	218,198

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at December 31, 2025 and December 31, 2024	-	-
Limited Partners, 8,415.8005 and 9,675.8241 Redeemable Units outstanding at December 31, 2025 and December 31, 2024, respectively	46,594,969	52,438,305

Total partners’ capital (net asset value)	46,594,969	52,438,305

Total liabilities and partners’ capital	$46,755,312	$52,656,503

Net asset value per Redeemable Unit	$5,536.61	$5,419.52

(1)	As of December 31, 2025 and December 31, 2024, the amounts include $36,789,654 and $42,840,533, respectively, held in trading accounts with MS&Co.
(2)	Held in related party trading account.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2025

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	312	$68,007	0.14%
Energy	19	48,012	0.10
Grains	238	(551,005)	(1.18)
Indices	157	110,477	0.24
Interest Rates U.S.	20	(7,805)	(0.02)
Interest Rates Non-U.S.	184	(43,373)	(0.09)
Livestock	6	12,740	0.03
Metals
SILVER FUTURE; Mar 26	7	614,365	1.32
Other: Feb 26 - Apr 26	153	509,477	1.09
Softs	74	(28,330)	(0.06)

Total futures contracts purchased		732,565	1.57

Futures Contracts Sold
Currencies	258	60,149	0.13
Energy	117	44,058	0.10
Grains	210	79,959	0.17
Indices	67	(19,820)	(0.04)
Interest Rates U.S.	6	(125)	(0.00) *
Interest Rates Non-U.S.	648	29,486	0.06
Livestock	27	(4,160)	(0.01)
Softs	164	(153,312)	(0.33)

Total futures contracts sold		36,235	0.08

Net unrealized appreciation on open futures contracts		$768,800	1.65%

Unrealized Appreciation on Open Forward Contracts
Currencies	$13,459,446	$86,315	0.19%
Metals
LME COPPER FUTURE: Mar 26	16	631,862	1.35
Other: Mar 26	149	422,600	0.91

Total unrealized appreciation on open forward contracts		1,140,777	2.45

Unrealized Depreciation on Open Forward Contracts
Currencies	$13,256,190	(139,680)	(0.30)
Metals	170	(563,698)	(1.20)

Total unrealized depreciation on open forward contracts		(703,378)	(1.50)

Net unrealized appreciation on open forward contracts		$437,399	0.95%

* Due to rounding.

See accompanying notes to financial statements.

CMF Winton Master L.P.

Condensed Schedule of Investments

December 31, 2024

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	235	$(324,769)	(0.62)%
Energy	28	4,781	0.01
Grains	123	120,506	0.23
Indices	88	(271,693)	(0.51)
Interest Rates Non-U.S.	199	(77,354)	(0.15)
Livestock	208	117,135	0.22
Metals	12	(14,700)	(0.03)
Softs	55	408,181	0.78

Total futures contracts purchased		(37,913)	(0.07)

Futures Contracts Sold
Currencies	667	1,210,909	2.31
Energy	106	(275,854)	(0.53)
Grains	290	227,364	0.43
Indices	101	99,253	0.19
Interest Rates U.S.	191	172,453	0.33
Interest Rates Non-U.S.	769	211,072	0.40
Metals	54	90,708	0.17
Softs	20	2,749	0.01

Total futures contracts sold		1,738,654	3.31

Net unrealized appreciation on open futures contracts		$1,700,741	3.24%

Unrealized Appreciation on Open Forward Contracts
Currencies	$9,685,896	$74,547	0.14%
Metals	103	283,119	0.54

Total unrealized appreciation on open forward contracts		357,666	0.68

Unrealized Depreciation on Open Forward Contracts
Currencies	$20,987,631	(247,152)	(0.47)
Metals	86	(172,816)	(0.33)

Total unrealized depreciation on open forward contracts		(419,968)	(0.80)

Net unrealized depreciation on open forward contracts		$(62,302)	(0.12)%

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Income and Expenses

For the Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023
Investment Income:
Interest income	$1,515,922	$2,388,101	$2,184,386

Expenses:
Clearing fees (Note 3c)	163,755	205,003	151,973
Professional fees	78,736	78,460	70,618

Total expenses	242,491	283,463	222,591

Net investment income (loss)	1,273,431	2,104,638	1,961,795

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	1,092,043	1,618,999	6,379,880
Net change in unrealized gains (losses) on open contracts	(388,298)	1,270,335	(825,983)

Total trading results	703,745	2,889,334	5,553,897

Net income (loss)	$1,977,176	$4,993,972	$7,515,692

Net income (loss) per Redeemable Unit (Note 7)	$258.77	$432.34	$684.44

Weighted average Redeemable Units outstanding	8,957.2454	10,045.0557	10,983.1417

See accompanying notes to financial statements.

CMF Winton Master L.P.

Statements of Changes in Partners’ Capital

For the Years Ended December 31, 2025, 2024 and 2023

Partners’ Capital
Partners’ Capital, December 31, 2022	$49,402,783
Subscriptions of 611.1838 Redeemable Units	2,900,000
Redemptions of 513.1317 Redeemable Units	(2,608,763)
Distribution of interest income to feeder funds	(1,925,529)
Net income (loss)	7,515,692

Partners’ Capital, December 31, 2023	55,284,183
Subscriptions of 259.1543 Redeemable Units	1,400,000
Redemptions of 1,233.7296 Redeemable Units	(7,194,412)
Distribution of interest income to feeder funds	(2,045,438)
Net income (loss)	4,993,972

Partners’ Capital, December 31, 2024	52,438,305
Subscriptions of 223.3427 Redeemable Units	1,080,000
Redemptions of 1,483.3663 Redeemable Units	(7,631,417)
Distribution of interest income to feeder funds	(1,269,095)
Net income (loss)	1,977,176

Partners’ Capital, December 31, 2025	$46,594,969

Net asset value per Redeemable Unit:

2023:	$5,190.81

2024:	$5,419.52

2025:	$5,536.61

See accompanying notes to financial statements.

CMF Winton Master L.P.

Notes to Financial Statements – December 31, 2025

1.	Organization:

CMF Winton Master L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is a wholly-owned subsidiary of Morgan Stanley Capital Management LLC (“MSCM”). MSCM is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. All trading decisions for the Master are made by the Advisor (defined below).

On November 1, 2004 (commencement of trading operations), Ceres Orion L.P. (formerly, Orion Futures Fund L.P.) (“Orion”) allocated a portion of its capital to the Master. On February 1, 2007, Ceres Abingdon L.P. (formerly, Managed Futures Premier Abingdon L.P.) (“Abingdon”) allocated a portion of its capital to the Master. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) allocated a portion of its capital to the Master. On January 1, 2021, Ceres Classic L.P. (“Classic”) allocated portion of its capital to the Master. The Master permits commodity pools controlled by the General Partner and managed by Winton Capital Management Limited (the “Advisor”) pursuant to Diversified Macro Strategies (formerly, the Winton Futures Program), the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. JPMorgan Chase Bank, N.A. (“JPMorgan”) also was a foreign exchange forward contract counterparty for the Master. The Master deposited a portion of its cash in a non-trading bank account at JPMorgan.

As of December 31, 2025 and 2024, the master operated under a structure where its sole investor consisted of Classic (a “Fund”).

CMF Winton Master L.P.

Notes to Financial Statements

The Master will be liquidated upon the first to occur of the following: December 31, 2054; or under certain other circumstances as set forth in the limited partnership agreement of the Master, as may be amended from time to time (the “Limited Partnership Agreement”).

The General Partner has delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

b.

Statement of Cash Flows. The Master has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Partners’ Capital are included herein, and as of and for the years ended December 31, 2025, 2024 and 2023, the Master carried no debt and all of the Master’s investments were carried at fair value as classified as Level 1 or Level 2 measurements.

c.

Master’s Investments. All commodity interests held by the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Net unrealized gains or losses on open contracts are included as a component of equity in trading accounts in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are reported in the Statements of Income and Expenses. The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

Master’s Cash. The Master’s restricted and unrestricted cash includes cash denominated in foreign currencies of $1,466,795 (cost of $1,431,550) and $988,824 (cost of $997,521) at December 31, 2025 and 2024, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata to the Funds at the time of such determination.

CMF Winton Master L.P.

Notes to Financial Statements

e.

Income Taxes. Income taxes have not been recorded as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The Master follows the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would be recorded as a tax benefit or liability in the Master’s Statements of Financial Condition for the current year. If a tax position does not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, shall be recognized in the Master’s Statements of Income and Expenses in the years in which the position is claimed or expected to be claimed. The General Partner has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2022 through 2025 tax years remain subject to examination by U.S. federal and most state tax authorities.

f.

Investment Company Status. The Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Financial Services—Investment Companies (Topic 946) and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Master’s Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with ASC 946, “Financial Services—Investment Companies.” See Note 7, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

CMF Winton Master L.P.

Notes to Financial Statements

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. The Master’s restricted cash is equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. and/or JPMorgan, as applicable. At December 31, 2025 and 2024, the amount of restricted and unrestricted cash held by the Master for margin requirements was $6,682,332 and $7,539,494, respectively. As of December 31, 2025, restricted cash, unrestricted cash, and cash denominated in foreign currencies held by MS&Co. amounted to $6,124,198, $27,939,250 and $1,466,717, respectively. As of December 31, 2024, restricted cash, unrestricted cash, and cash denominated in foreign currencies held by MS&Co. amounted to $6,923,338, $33,117,356 and $988,757, respectively. Cash that is not classified as restricted cash is therefore classified as unrestricted cash. The Customer Agreement may generally be terminated upon notice by either party.

d.	FX Agreement:

On July 12, 2017, the Master entered into certain agreements with JPMorgan in connection with trading in forward foreign currency contracts. These agreements include a foreign exchange and bullion authorization agreement (“FX Agreement”), an International Swap Dealers Association, Inc. master agreement (“Master Agreement”), a schedule to the Master Agreement, a 2016 credit support annex for variation margin to the schedule and an institutional account agreement. Under the FX Agreement, JPMorgan charges a fee on the aggregate foreign currency transactions entered into on behalf of the Master during a month.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement and/or foreign exchange brokerage account agreement gives the Master the legal right to net unrealized gains and losses on open futures and open forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet - Offsetting,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2025 and 2024 was 2,408 and 2,867, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2025 and 2024 was 388 and 402, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2025 and 2024 was $38,765,751 and $36,271,524, respectively.

CMF Winton Master L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2025 and 2024, respectively.

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/	Net
December 31, 2025	Recognized	Condition	Condition	Instruments	Pledged*	Amount
Assets
MS&Co.
Futures	$1,839,676	$(1,070,876)	$768,800	$-	$-	$768,800
Forwards	1,054,491	(563,802)	490,689	-	-	490,689

	2,894,167	(1,634,678)	1,259,489	-	-	1,259,489
JPMorgan
Forwards	86,286	(86,286)	-	-	-	-

Total assets	$2,980,453	$(1,720,964)	$1,259,489	$-	$-	$1,259,489

Liabilities
MS&Co.
Futures	$(1,070,876)	$1,070,876	$-	$-	$-	$-
Forwards	(563,802)	563,802	-	-	-	-

	(1,634,678)	1,634,678	-	-	-	-
JPMorgan
Forwards	(139,576)	86,286	(53,290)	-	53,290	-

Total liabilities	$(1,774,254)	$1,720,964	$(53,290)	$-	$53,290	$-

Net fair value						$1,259,489	*

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
		Statements of	Statements of		Cash Collateral
	Gross Amounts	Financial	Financial	Financial	Received/	Net
December 31, 2024	Recognized	Condition	Condition	Instruments	Pledged*	Amount
Assets
MS&Co.
Futures	$3,064,616	$(1,363,875)	$1,700,741	$-	$-	$1,700,741
Forwards	283,327	(172,986)	110,341	-	-	110,341

	3,347,943	(1,536,861)	1,811,082	-	-	1,811,082
JPMorgan
Forwards	74,339	(74,339)	-	-	-	-

Total assets	$3,422,282	$(1,611,200)	$1,811,082	$-	$-	$1,811,082

Liabilities
MS&Co.
Futures	$(1,363,875)	$1,363,875	$-	$-	$-	$-
Forwards	(172,986)	172,986	-	-	-	-

	(1,536,861)	1,536,861	-	-	-	-
JPMorgan
Forwards	(246,982)	74,339	(172,643)	-	172,643	-

Total liabilities	$(1,783,843)	$1,611,200	$(172,643)	$-	$172,643	$-

Net fair value						$1,811,082	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and a counterparty to certain of the Master’s non-exchange-traded contracts, as applicable, and JPMorgan, as a counterparty to certain of the Master’s non-exchange-traded contracts, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co. or JPMorgan, as applicable, thereby minimizing MS&Co.’s and JPMorgan’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may be available in the event of a default. In some instances, the actual collateral received and/or pledged may be more than the amount shown due to overcollateralization.

The Master has netting agreements with both MS&Co. and JPMorgan. The “Net unrealized appreciation on open futures contracts” and “Net unrealized appreciation on open forward contracts” as presented on the Statements of Financial Condition, as applicable, is the net of the amounts presented in the tables above for MS&Co. and JPMorgan.

CMF Winton Master L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2025 and 2024, respectively.

	December 31, 2025
Assets
Futures Contracts
Currencies	$167,107
Energy	137,664
Grains	87,598
Indices	160,890
Interest Rates U.S.	554
Interest Rates Non-U.S.	86,209
Livestock	16,878
Metals	1,144,852
Softs	37,924

Total unrealized appreciation on open futures contracts	1,839,676

Liabilities
Futures Contracts
Currencies	(38,951)
Energy	(45,594)
Grains	(558,644)
Indices	(70,233)
Interest Rates U.S.	(8,484)
Interest Rates Non-U.S.	(100,096)
Livestock	(8,298)
Metals	(21,010)
Softs	(219,566)

Total unrealized depreciation on open futures contracts	(1,070,876)

Net unrealized appreciation on open futures contracts	$768,800	*

Assets
Forward Contracts
Currencies	$86,315
Metals	1,054,462

Total unrealized appreciation on open forward contracts	1,140,777

Liabilities
Forward Contracts
Currencies	(139,680)
Metals	(563,698)

Total unrealized depreciation on open forward contracts	(703,378)

Net unrealized appreciation on open forward contracts	$437,399	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

	December 31, 2024
Assets
Futures Contracts
Currencies	$1,213,143
Energy	24,211
Grains	407,653
Indices	159,704
Interest Rates U.S.	177,242
Interest Rates Non-U.S.	281,765
Livestock	193,255
Metals	114,545
Softs	493,098

Total unrealized appreciation on open futures contracts	3,064,616

Liabilities
Futures Contracts
Currencies	(327,003)
Energy	(295,284)
Grains	(59,783)
Indices	(332,144)
Interest Rates U.S.	(4,789)
Interest Rates Non-U.S.	(148,047)
Livestock	(76,120)
Metals	(38,537)
Softs	(82,168)

Total unrealized depreciation on open futures contracts	(1,363,875)

Net unrealized appreciation on open futures contracts	$1,700,741	*

Assets
Forward Contracts
Currencies	$74,547
Metals	283,119

Total unrealized appreciation on open forward contracts	357,666

Liabilities
Forward Contracts
Currencies	(247,152)
Metals	(172,816)

Total unrealized depreciation on open forward contracts	(419,968)

Net unrealized depreciation on open forward contracts	$(62,302)	**

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

CMF Winton Master L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2025, 2024 and 2023.

	2025		2024		2023
Sector
Currencies	$(1,298,007)		$840,695		$1,222,980
Energy	(1,652,294)		(501,677)		1,157,978
Grains	(614,244)		365,160		(566,046)
Indices	255,918		882,066		747,106
Interest Rates U.S.	(639,993)		(51,398)		200,133
Interest Rates Non-U.S.	(1,858,350)		(1,374,217)		(907,095)
Livestock	702,646		(1,020,621)		1,108,876
Metals	5,672,525		(2,206,955)		(1,263,586)
Softs	135,544		5,956,281		3,853,551

Total	$703,745	***	$2,889,334	***	$5,553,897	***

*** This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of non-exchange traded foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, exchange-traded swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2025 and 2024, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3).

CMF Winton Master L.P.

Notes to Financial Statements

December 31, 2025	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,839,676	$1,839,676	$-	$-
Forwards	1,140,777	-	1,140,777	-

Total assets	$2,980,453	$1,839,676	$1,140,777	$-

Liabilities
Futures	$1,070,876	$1,070,876	$-	$-
Forwards	703,378	-	703,378	-

Total liabilities	$1,774,254	$1,070,876	$703,378	$-

December 31, 2024	Total	Level 1	Level 2	Level 3
Assets
Futures	$3,064,616	$3,064,616	$-	$-
Forwards	357,666	-	357,666	-

Total assets	$3,422,282	$3,064,616	$357,666	$-

Liabilities
Futures	$1,363,875	$1,363,875	$-	$-
Forwards	419,968	-	419,968	-

Total liabilities	$1,783,843	$1,363,875	$419,968	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions, other than interest income distributions, have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. A limited partner may withdraw all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. Net income, net loss, and distributions are allocated to limited partners on a pro-rata basis in proportion to their respective ownership interests during the period.

CMF Winton Master L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Per Redeemable Unit Performance (for a unit outstanding throughout the year):*
Net realized and unrealized gains (losses)	$116.60	$222.82	$505.82
Net investment income (loss)	142.17	209.52	178.62

Increase (decrease) for the year	258.77	432.34	684.44
Distribution of interest income to feeder funds	(141.68)	(203.63)	(175.32)
Net asset value per Redeemable Unit, beginning of year	5,419.52	5,190.81	4,681.69

Net asset value per Redeemable Unit, end of year	$5,536.61	$5,419.52	$5,190.81

Ratios to Average Limited Partners’ Capital:
Net investment income (loss)**	2.7%	3.7%	3.6%

Operating expenses	0.5%	0.5%	0.4%

Total return	4.8%	8.3%	14.6%

*

Net investment income (loss) per Redeemable Unit is calculated by dividing the interest income less total expenses by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

CMF Winton Master L.P.

Notes to Financial Statements

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, option and swap contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

London Metal Exchange Forward Contracts. Metal contracts traded on the London Metal Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin, zinc or other metal. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

CMF Winton Master L.P.

Notes to Financial Statements

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts held and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co., MS&Co. affiliate and/or JPMorgan are counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to mitigate the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

In the ordinary course of business, the Master enters into contracts and agreements that contain various representations and warranties and which provide general indemnifications. The Master’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Master. The General Partner considers the risk of any future obligation relating to these indemnifications to be remote.

Beginning in February 2022, the United States, the United Kingdom, the European Union, and a number of other nations imposed sanctions against Russia in response to Russia’s invasion of Ukraine, and these and other governments around the world may impose additional sanctions in the future as the conflict develops. In addition, the armed conflict between Israel and Hamas and subsequent sanctions have created volatility in the price of various commodities and may lead to a deterioration in the political and trade relationships that exist between the countries involved and have a negative impact on business activity globally, and therefore could affect the performance of the Master’s investments. Furthermore, uncertainties regarding these conflicts and the varying involvement of the United States and other countries preclude prediction as to the ultimate impact on global economic and market conditions, and, as a result, presents material uncertainty and risk with respect to the Master and the performance of its investments or operations, and the ability of the Master to achieve its investment objectives. Additionally, to the extent that investors, service providers and/or other third parties have material operations or assets in Russia, Belarus, Ukraine or Israel, they may have their operations disrupted and/or suffer adverse consequences related to the ongoing conflicts.

CMF Winton Master L.P.

Notes to Financial Statements

Changes in trade policies, including the imposition of tariffs or other trade restrictions, may adversely affect the trading strategies of certain of the Master’s advisors, and the Master. The current tariff environment remains uncertain and highly volatile, and it is difficult to predict the direction or scope of future tariff policies in the short term. The current U.S. administration has proposed and recently begun to implement global broad-based tariffs on imports from key trading partners to the U.S., including, but not limited to, Canada, China, the European Union and Mexico. While the current U.S. administration has agreed to pause the implementation of certain tariffs proposed under its existing policies, the continued implementation of certain other tariffs (and the threat that additional tariffs may be imposed in the future) can be expected to lead to increased costs, supply chain disruptions, and heightened market volatility. Retaliatory trade measures by governments have been proposed and, in certain instances, implemented, which can be expected to create further economic uncertainty.

9.	Subsequent Events:

The General Partner evaluates events that occur after the balance sheet date but before and up until financial statements are available to be issued. The General Partner has assessed the subsequent events through March 20, 2026, the date the financial statements were available to be issued and has determined that there were no subsequent events requiring adjustment to or disclosure in the financial statements.